EXHIBIT 107
CALCULATION OF FILING FEE TABLE
Form 424(b)(5)
(Form Type)

Cleveland-Cliffs Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Shares, par value $0.125 per share	Rule 457(r) and Rule 457(c)	86,250,000(1)	$13.07(2)	$1,127,287,500.00	0.0001381	$155,678.40(3)
Fees Previously Paid	—	—	—	—	—	—	—	—
Carry Forward Securities
Carry Forward Securities	—	—	—	—		—			—	—	—	—
	Total Offering Amounts					$1,127,287,500.00		$155,678.40
	Total Fees Previously Paid							$—
	Total Fee Offsets							$—
	Net Fee Due							$155,678.40
(1) Includes additional Common Shares that may be purchased by the underwriter.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) based on the average high and low prices of the Common Shares on the New York Stock Exchange on October 23, 2025.
(3) Calculated in accordance with Rule 457(r) and Rule 457(c) of the Securities Act of 1933.